Exhibit 8.1

March 28, 2008	Main (650) 324-7000 Fax (650) 324-0638 43626.0013

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

Ladies and Gentlemen:

We have acted as counsel to Macrovision Corporation (“Macrovision”), a Delaware corporation, in connection with the Agreement and Plan of Mergers dated as of December 6, 2007, (the “Agreement”), by and among Macrovision, Saturn Holding Corp. (“Holdco”), a Delaware corporation and a direct wholly-owned subsidiary of Macrovision, Mars Merger Sub, Inc. (“Mars Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Holdco, Gemstar-TV Guide International, Inc. (“Gemstar”), a Delaware corporation, and Galaxy Merger Sub, Inc. (“Galaxy Merger Sub,” and together with Mars Merger Sub, the “Merger Subs”), a Delaware corporation and a direct wholly-owned subsidiary of Holdco, relating to the merger of Galaxy Merger Sub with and into Gemstar (the “Gemstar Merger”) and the merger of Mars Merger Sub with and into Macrovision (the “Macrovision Merger” and together with the Gemstar Merger, the “Mergers”).

Except as otherwise provided, capitalized terms used but not defined in this opinion have the meanings set forth in the Agreement and the Registration Statement (as defined below). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested our opinion concerning the material United States federal income tax consequences of the Mergers. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (including exhibits thereto), as amended at any time to and including the date hereof (the “Registration Statement”), and such other documents pertaining to the Mergers as we have deemed necessary or appropriate. We also have relied upon (without any independent investigation) certificates to be executed by officers of Macrovision, Holdco and Gemstar dated as of the Effective Date of the Mergers in substantially the form previously approved by such officers as to certain factual matters (the “Tax Representation Letters”).

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Macrovision Corporation March 28, 2008 Page 2

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Mergers) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

2. Any representation or statement in any document referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation in any document referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time of the Mergers and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations. In addition, all parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

4. Following the Mergers, none of Macrovision, Holdco and Gemstar will take any position for federal, state and local income or franchise tax purposes in a manner inconsistent with the treatment of (A) the Macrovision Merger as a reorganization within the meaning of Section 368(a) of the Code, and (B) the exchange of Gemstar Common Stock and Macrovision Common Stock for Holdco Common Stock as an exchange described in Section 351 of the Code, which is undertaken pursuant to an integrated plan.

5. The Mergers will be consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), and the Registration Statement, and will be effective under the applicable state laws.

6. An opinion of counsel, substantially identical in substance to the is opinion (other than the opinion regarding the Macrovision Merger constituting a reorganization within the meaning of Section 368(a) of the Code), has been delivered by Wachtell, Lipton, Rosen & Katz to Gemstar, and will not be withdrawn prior to the Effective Time.

Macrovision Corporation March 28, 2008 Page 3

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that (i) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Mergers,” insofar as it summarizes United States federal income tax law, is accurate in all material respects, and (ii) the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code, and the Macrovision Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules or regulations promulgated thereunder or that we are experts with respect to any portions of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Heller Ehrman LLP